worldport

   FOR IMMEDIATE RELEASE

   Contacts:
   Erika Amundson / Peter Prodromou
   Weber Shandwick Worldwide
   617-661-7900


                     WORLDPORT CLOSES DATA CENTER IN DUBLIN


CHICAGO, IL, November 30, 2001 - Worldport Communications, Inc. (OTCBB: WRDP), a premier high-end Managed Service solutions provider offering Internet networking, applications and consulting services, infrastructure and systems support to medium- and large-sized corporate customers in Europe, announced today that it is ceasing operations at its Center in Dublin, Ireland.

"This decision came after a review of the business activities, the current market opportunities and the strategic options for the company," says Kathleen Cote, CEO of Worldport.

"While we are encouraged by the opportunities we see in our market, we can not continue to operate at the current expense levels. We must make a fundamental change in the business structure to focus our efforts on the most significant near-term market opportunities and align expenses with a more conservative plan for growth. Market growth rates, economic and industry conditions will dictate expansion in the future."

"Over the next month we will proceed with the orderly shutdown of our Dublin operation. In that process we will assure that we successfully transition our customers and minimize any disruption to their businesses."

The Dublin Center opened in October 2000. Approximately 85 employees are affected by this decision.

ABOUT WORLDPORT:
Worldport Communications, Inc. is a premier provider of high-end Managed Service solutions. Worldport enables medium and large European corporate customers to accelerate the adoption of Intranets and the Internet to enhance, streamline and extend their business processes and implement their e-business strategies.

The company's solutions are delivered by a team of highly skilled consulting, marketing and technical staff that operate out of proprietary world-class Internet Service Centers in


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Europe. Worldport offers a portfolio of managed services designed to serve every level and complexity of a customer's requirements. Worldport maintains offices in six countries, servicing customers throughout the world. For more information on Worldport, visit www.wrdp.com or www.worldport.com.

NOTES TO INVESTORS:
This press release may contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of the acquired company; the risk of loss of key personnel of the acquired company; diversion of management attention from other business concerns; and factors detailed in Worldport's Form 10-K Annual Report, as Amended, filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.


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